Exhibit 99.2

EXCO Resources, Inc.

Pro forma financial information and footnotes

for the year ended December 31, 2012 and

nine months ended September 30, 2013

Unless the context requires otherwise, references in this pro forma financial information and footnotes to “EXCO,” “EXCO Resources,” “Company,” “we,” “us,” and “our” are to EXCO Resources, Inc. and its consolidated subsidiaries.

We are an independent oil and natural gas company engaged in the acquisition, exploration, exploitation, development and production of onshore U.S. oil and natural gas properties. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region.

Sale of TGGT Holdings, LLC

On November 15, 2013, EXCO Resources, Inc.’s wholly owned subsidiary, EXCO Operating Company, LP (“EOC”), and BG US Gathering Company, LLC, an affiliate of BG Group plc (“BG Group”), closed the conveyance of 100% of the equity interests in TGGT Holdings, LLC (“TGGT”) to Azure Midstream Holdings LLC (“Azure”) for an aggregate sales price of approximately $910.0 million, of which approximately $875.0 million was paid in cash and the remaining portion was paid in the form of an approximate 7% equity interest in Azure split equally between EXCO and BG Group, subject to post-closing adjustments and customary terms and conditions (the “TGGT Transaction”).

EXCO received cash proceeds of approximately $240.2 million after repayment of TGGT’s credit agreement. EXCO’s cash proceeds were applied to reduce the asset sale tranche under its credit agreement (“EXCO Resources Credit Agreement”).

Acquisition of Oil and Natural Gas Properties from Chesapeake Energy Corporation

On July 2, 2013, we entered into definitive agreements to acquire producing and undeveloped oil and natural gas assets in the Haynesville and Eagle Ford shale formations for an aggregate purchase price of approximately $1.0 billion, subject to customary preliminary purchase price adjustments, from subsidiaries of Chesapeake Energy Corporation (“Chesapeake”).

We closed the acquisition of the Haynesville assets on July 12, 2013 for a purchase price of $288.2 million, after customary preliminary purchase price adjustments. The acquisition included certain producing wells and non-producing oil, natural gas and mineral leases located in our core Haynesville shale operating area in Caddo Parish and DeSoto Parish, Louisiana. These properties included Chesapeake’s non-operated interests in 170 wells operated by EXCO on approximately 5,600 net acres, and operated interests in 11 producing wells on approximately 4,000 net acres. The acquisition added approximately 55 identified drilling locations in the Haynesville shale formation to our drilling inventory. BG Group elected not to exercise its preferential right to acquire a 50% interest in these assets.

We closed the acquisition of the Eagle Ford assets on July 31, 2013 for a purchase price of $685.3 million, after customary preliminary purchase price adjustments. The acquisition included certain producing wells and non-producing oil, natural gas and mineral leases in the Eagle Ford shale in the counties of Zavala, Dimmit, La Salle and Frio in South Texas. These properties include operated interests in 120 wells on approximately 55,000 net acres. The acquisition added approximately 300 identified drilling locations to our drilling inventory. In addition, we entered into a farm-out agreement with Chesapeake covering an additional 147,000 net acres adjacent to the acquired properties. Pursuant to the terms of the farm-out agreement, Chesapeake retains an overriding royalty interest in wells drilled on acreage covered by the farm-out agreement, with an option to convert the overriding royalty interest to a working interest at payout of the well.

In connection with closing the acquisition of the Eagle Ford assets, we entered into a participation agreement (“KKR Participation Agreement”) with affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and sold an undivided 50% interest in the undeveloped acreage we acquired for approximately $130.9 million, after preliminary closing adjustments. The KKR Participation Agreement provides that EXCO and KKR will jointly fund future costs to develop the Eagle Ford assets. With respect to each well drilled, EXCO will assign half of its undivided 50% interest in such well to KKR such that KKR will fund and own 75% of each well drilled and EXCO will fund and own 25% of each well drilled. On a quarterly basis, EXCO and KKR will determine the development plan covering the following twelve months. EXCO will be required to offer to purchase KKR’s 75% working interest in wells drilled that have been on production for one year. These offers will be made on a quarterly basis for groups of wells at fair market value, as defined in the KKR Participation Agreement, subject to specific well criteria and return hurdles. We are required to make our first offer during the first quarter of 2015 for wells that have been on line for approximately one year.

Amended and Restated Credit Agreement

On July 31, 2013, we amended and restated the EXCO Resources Credit Agreement to facilitate these acquisitions, which increased the borrowing base to $1.6 billion, including a $1.3 billion revolving commitment and a $300.0 million term loan commitment. The credit agreement provides that net proceeds from certain asset sales in excess of the borrowing base value (if any) will be used to reduce the outstanding borrowings by July 31, 2014. At any time after nine months from the closing date, the lenders have the right to demand that we engage investment bankers to publicly sell or privately place debt securities in an amount that is sufficient to (i) pay off $400.0 million less the amount of net asset sale proceeds received by EXCO and applied to reduce the outstanding borrowings, and (ii) reduce the amounts outstanding under the EXCO Resources Credit Agreement so that there is at least $100.0 million in available borrowing capacity. On August 19, 2013, the EXCO Resources Credit Agreement was amended to reflect a term loan that ranks pari passu in right of payment and of security with the revolving loans.

The interest rate grid for the revolving commitment under the EXCO Resources Credit Agreement ranges from LIBOR plus 175 bps to 275 bps (or ABR plus 75 bps to 175 bps), depending on our borrowing base usage. The interest rate grid is increased by 100 bps per annum until the net proceeds from certain asset sales reduce outstanding borrowings by $400.0 million. On September 30, 2013, the one month LIBOR was 0.2%, which resulted in an interest rate of approximately 3.7% on the revolving commitment. The term loan bears interest at LIBOR, with a floor of 100 bps, plus 400 bps (or ABR plus 300 bps). The interest rate on the term loan was approximately 5.0% as of September 30, 2013.

Proceeds from the sale of properties under the KKR Participation Agreement and the TGGT Transaction were used to reduce outstanding borrowings under the EXCO Resources Credit Agreement. As a result, our borrowing base under the EXCO Resources Credit Agreement was reduced to approximately $1.2 billion and our asset sale requirement was reduced to $28.9 million as of November 15, 2013.

EXCO/HGI Partnership

On February 14, 2013, we formed a partnership (“EXCO/HGI Partnership”) with Harbinger Group Inc. (“HGI”). Pursuant to the agreements governing the transaction, we contributed our conventional shallow producing assets in East Texas and North Louisiana and our shallow Canyon Sand and other assets in the Permian Basin of West Texas to the EXCO/HGI Partnership, in exchange for net proceeds of $574.8 million, after final purchase price adjustments, and a 25.5% economic interest in the partnership. HGI’s economic interest in the EXCO/HGI Partnership is 74.5%. The primary strategy of the EXCO/HGI Partnership is to acquire conventional producing oil and natural gas properties to enhance asset value and cash flow. We report our 25.5% interest in the EXCO/HGI Partnership using proportional consolidation.

Immediately following the closing, the EXCO/HGI Partnership entered into an agreement to purchase the remaining shallow Cotton Valley assets from an affiliate of BG Group, for $130.7 million, after final purchase price adjustments. The assets acquired as a result of this transaction represented an incremental working interest in properties owned by the EXCO/HGI Partnership. The transaction closed on March 5, 2013 and was funded with borrowings from the EXCO/HGI Partnership’s credit agreement (“EXCO/HGI Partnership Credit Agreement”).

Unaudited pro forma financial information

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations that would have actually occurred had the above described transactions occurred on the indicated dates or that may be achieved in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with EXCO’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 21, 2013 and as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed on August 30, 2013 (as amended, the “Form 10-K”), Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on October 30, 2013 (“Form 10-Q”), and EXCO’s Acquired Chesapeake Oil and Natural Gas Properties Statement of Revenues and Direct Operating Expenses included as an Exhibit 99.1 on Form 8-K/A, filed on September 25, 2013. Management believes that the assumptions used in these unaudited pro forma financial statements provide a reasonable basis for presenting the effect of these transactions. As these pro forma financial statements are based on EXCO’s latest financial statements filed with the Securities and Exchange Commission in its Form 10-K and Form 10-Q, they do not reflect the impact of transactions occurring after September 30, 2013 through the closing dates, which could impact the amounts of the entries related to these transactions.

Pro forma balance sheet

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 is based on the unaudited consolidated balance sheet of EXCO as of September 30, 2013. The pro forma condensed consolidated balance sheet gives effect to the TGGT Transaction as if such transaction had occurred on September 30, 2013.

EXCO Resources, Inc.

Pro forma condensed consolidated balance sheet

As of September 30, 2013

(Unaudited)

	Historical	Pro forma
(in thousands)	EXCO Resources, Inc.	TGGT Transaction		EXCO Resources, Inc.
Assets
Current assets:
Cash and cash equivalents	$33,493	$240,230	(a)	$33,493
		(240,230	)(a)
Restricted cash	36,137	—		36,137
Accounts receivable, net:		—		—
Oil and natural gas	138,932	—		138,932
Joint interest	48,453	—		48,453
Other	17,814	—		17,814
Inventory	3,757	—		3,757
Derivative financial instruments	31,575	—		31,575
Other	15,742	(4,788	)(b)	10,954

Total current assets	325,903	(4,788)		321,115

Equity investments	286,142	(230,000	)(c)	56,142
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	494,333	—		494,333
Proved developed and undeveloped oil and natural gas properties	3,571,549	—		3,571,549
Accumulated depletion	(2,102,595)	—		(2,102,595)

Oil and natural gas properties, net	1,963,287	—		1,963,287

Gas gathering assets	33,519	—		33,519
Accumulated depreciation and amortization	(9,905)	—		(9,905)

Gas gathering assets, net	23,614	—		23,614

Office, field and other equipment, net	16,304	—		16,304
Deferred financing costs, net	30,489	—		30,489
Derivative financial instruments	12,908	—		12,908
Goodwill	163,155	—		163,155
Other assets	30	—		30

Total assets	$2,821,832	$(234,788)		$2,587,044

See accompanying notes.

EXCO Resources, Inc.

Pro forma condensed consolidated balance sheet

As of September 30, 2013

(Unaudited)

	Historical	Pro forma
(in thousands, except per share and share data)	EXCO Resources, Inc.	TGGT Transaction		EXCO Resources, Inc.
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$197,090			$197,090
Revenues and royalties payable	145,408			145,408
Accrued interest payable	5,748			5,748
Current portion of asset retirement obligations	191			191
Income taxes payable	—			—
Derivative financial instruments	7,414			7,414

Current portion of long-term debt	272,096	(240,230	)(a)	31,866

Total current liabilities	627,947	(240,230)		387,717

Long-term debt	1,863,529			1,863,529
Deferred income taxes	—			—
Derivative financial instruments	10,407			10,407
Asset retirement obligations and other long-term liabilities	41,299			41,299
Shareholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 authorized shares; none issued and outstanding	—			—
Common stock, $0.001 par value; 350,000,000 authorized shares; 219,159,738 shares issued and 218,620,517 shares outstanding at September 30, 2013	216			216
Additional paid-in capital	3,216,842			3,216,842
Accumulated deficit	(2,930,929)	5,442	(d)	(2,925,487)
Treasury stock, at cost; 539,221 shares at September 30, 2013	(7,479)			(7,479)

Total shareholders’ equity	278,650	5,442		284,092

Total liabilities and shareholders’ equity	$2,821,832	$(234,788)		$2,587,044

See accompanying notes.

(a)	Pro forma adjustment to reflect the net cash proceeds of $240.2 million received for the sale of our equity interest in TGGT, which were applied to reduce our outstanding borrowings under the asset sale requirement of the EXCO Resources Credit Agreement.
(b)	Pro forma adjustment to reflect the write-off of deferred financing costs in connection with a reduction in the borrowing base under the EXCO Resources Credit Agreement as a result of repayment of outstanding borrowings from proceeds of the TGGT Transaction.
(c)	Pro forma adjustment to reflect the sale of our equity interest in TGGT which had a carrying value of $241.7 million as of September 30, 2013. The adjustment is net of the equity interest acquired in Azure which is valued at approximately $11.7 million and will be accounted for as a cost method investment.
(d)	Pro forma adjustment to reflect the gain recognized on the sale of our equity interest in TGGT as a result of total cash proceeds and equity interest obtained in Azure exceeding the carrying value of our investment in TGGT at September 30, 2013 by approximately $10.2 million. This was offset by the write-off of deferred financing costs in connection with a reduction in the borrowing base under the EXCO Resources Credit Agreement as a result of repayment of outstanding borrowings from proceeds of the TGGT Transaction.

Pro forma statements of operations

The following unaudited condensed consolidated pro forma financial information presents statements of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 and is based on the audited consolidated financial statements of EXCO for the year ended December 31, 2012, the audited statement of revenues and direct operating expenses of the acquired Chesapeake properties for the year ended December 31, 2012, the unaudited condensed consolidated financial statements of EXCO for the nine months ended September 30, 2013. The pro forma financial information gives effect to the TGGT Transaction, acquisition of the Haynesville and Eagle Ford oil and natural gas properties, sale of undeveloped properties to KKR, amendment to the EXCO Resources Credit Agreement, and formation of the EXCO/HGI Partnership as if such transactions had occurred on January 1, 2012.

EXCO Resources, Inc.

Pro forma condensed consolidated statement of operations

Nine months ended September 30, 2013

(Unaudited)

	Historical					Pro forma
(in thousands, except per share data)	EXCO Resources, Inc.	Acquired Chesapeake Properties		TGGT Transaction		EXCO/HGI Partnership Transaction		Other pro forma adjustments		EXCO Resources, Inc.
Revenues:
Oil and natural gas	$453,869	$150,319	(1)	$—		$(12,657	)(3)	$—		$591,531
Costs and expenses:
Oil and natural gas operating costs	42,706	22,564	(1)	—		(3,489	)(3)	—		61,781
Production and ad valorem taxes	15,303	5,965	(1)	—		(1,544	)(3)	—		19,724
Gathering and transportation	74,549	—		—		(782	)(3)	—		73,767
Depletion, depreciation and amortization	163,195	—		—		—		77,659	(7)	240,854
Write-down of oil and natural gas properties	10,707	—		—		—		—		10,707
Accretion of discount on asset retirement obligations	1,865	—		—		(194	)(4)	169	(8)	1,840
General and administrative	66,495	—		—		(809	)(5)	—		65,686
(Gain) loss on divestitures and other operating items	(179,503)	—		—		—		186,466	(9)	6,963

Total costs and expenses	195,317	28,529		—		(6,818)		264,294		481,322

Operating income (loss)	258,552	121,790		—		(5,839)		(264,294)		110,209
Other income (expense):
Interest income (expense)	(71,771)	—		—		(312	)(6)	(11,787	)(10)	(68,293)
								15,577	(11)
Gain on derivative financial instruments	19,175	—		—		—		—		19,175
Other income	340	—		—		—		—		340
Equity loss	(61,229)	—		58,880	(2)	—		—		(2,349)

Total other income (expense)	(113,485)	—		58,880		(312)		3,790		(51,127)

Income (loss) before income taxes	145,067	121,790		58,880		(6,151)		(260,504)		59,082
Income tax expense	—	—		—		—		—		—

Net income (loss)	$145,067	$121,790		$58,880		$(6,151)		$(260,504)		$59,082

Earnings per common share:
Basic:
Net income	$0.68									$0.27

Weighted average common shares outstanding	214,877									214,877

Diluted:
Net income	$0.67									$0.27

Weighted average common shares and common share equivalents outstanding	215,195									215,195

See accompanying notes.

(1)	Historical revenues and direct operating expenses for the oil and natural gas Haynesville properties acquired from Chesapeake from January 1, 2013 to July 12, 2013 and for the oil and natural gas Eagle Ford properties acquired from Chesapeake from January 1, 2013 to July 31, 2013. These historical results were derived from unaudited statement of revenues and direct operating expenses and accounting records of the acquired Chesapeake properties.
(2)	Pro forma adjustment to reflect the reduction in equity losses as a result of the TGGT transaction. The equity interest acquired in Azure will be accounted for as a cost method investment and therefore our share of equity losses were not included in this adjustment.
(3)	Pro forma adjustment to reflect the contribution of 74.5% of our interest in conventional oil and natural gas properties to the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013, and the EXCO/HGI Partnership’s acquisition of shallow Cotton Valley assets from BG Group for the period from January 1, 2013 to March 5, 2013.
(4)	Pro forma adjustment to eliminate 74.5% of accretion of discount on asset retirement obligations attributable to the assets contributed to the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013, and the increase in accretion of discount on asset retirement obligations attributable to the EXCO/HGI Partnership’s acquisition of shallow Cotton Valley assets from BG Group for the period from January 1, 2013 to March 5, 2013.
(5)	Pro forma adjustment to eliminate general and administrative expenses for 74.5% of estimated costs of personnel and other administrative services attributable to the EXCO/HGI Partnership pursuant to an Administrative Services Agreement (“ASA”) executed upon formation of the EXCO/HGI Partnership for the period from January 1, 2013 to February 14, 2013.
(6)	Pro forma adjustment to reflect EXCO’s 25.5% proportionate share of EXCO/HGI Partnership interest expense (2.7% interest rate) and amortization of deferred financing costs for the period from January 1, 2013 to February 14, 2013 related to the EXCO/HGI Partnership Credit Agreement.
(7)	Pro forma adjustment to depletion, depreciation and amortization on a consolidated basis as a result of the formation of the EXCO/HGI Partnership, the acquisition of oil and natural gas properties from Chesapeake and sale of undeveloped properties to KKR.
(8)	Pro forma adjustment to reflect accretion of discount on asset retirement obligations attributable to the oil and natural gas properties acquired from Chesapeake.
(9)	Pro forma adjustment to eliminate the gain on the divestiture of 74.5% of our interest in conventional oil and natural gas properties to the EXCO/HGI Partnership on February 14, 2013.
(10)	Pro forma adjustment to reflect the incremental interest expense on a consolidated basis as a result of the amendment to the EXCO Resources Credit Agreement (interest rate of 3.7% on the revolving commitment and 5.0% on the term loan) and the changes in outstanding borrowings as a result the formation of the EXCO/HGI Partnership, acquisition of oil and natural gas properties from Chesapeake, sale of undeveloped properties to KKR and TGGT Transaction. The average interest rate on the revolving commitment used in the calculation of this adjustment included the additional 100 bps per annum related to the asset sale requirement under the EXCO Resources Credit Agreement.
(11)	Pro forma adjustment to reflect a net reduction in interest expense for the amortization of deferred financing costs associated with the EXCO Resources Credit Agreement. The net reduction in interest expense was primarily due to the elimination of the acceleration of deferred financing costs associated with the formation of the EXCO/HGI Partnership, amendments to the EXCO Resources Credit Agreement, and reductions in the borrowing base as a result of repayments under the asset sale requirement. The adjustment also reflects the incremental interest expense due to deferred financing costs incurred as part of the amendment to the EXCO Resources Credit Agreement to facilitate the acquisition of oil and natural gas properties from Chesapeake as if such transactions had occurred on January 1, 2012.

EXCO Resources, Inc.

Pro forma condensed consolidated statement of operations

Year ended December 31, 2012

(Unaudited)

	Historical					Pro forma
(in thousands, except per share data)	EXCO Resources, Inc.	Acquired Chesapeake Properties		TGGT Transaction		EXCO/HGI Partnership Transaction		Other pro forma adjustments		EXCO Resources, Inc.
Revenues:
Oil and natural gas	$546,609	$168,677	(1)	$—		$(111,047	)(3)	$—		$604,239
Costs and expenses:
Oil and natural gas operating costs	77,127	28,173	(1)	—		(31,018	)(3)	—		74,282
Production and ad valorem taxes	27,483	9,216	(1)	—		(13,371	)(3)	—		23,328
Gathering and transportation	102,875	—		—		(7,894	)(3)	—		94,981
Depletion, depreciation and amortization	303,156	—		—		—		69,580	(9)	372,736
Write-down of oil and natural gas properties	1,346,749	—		—		(472,381	)(4)	—		874,368
Accretion of discount on asset retirement obligations	3,887	—		—		(1,574	)(5)	294	(10)	2,607
General and administrative	83,818	—		—		(6,558	)(6)	—		77,260
Other operating items	17,029	—		—		—		—		17,029

Total costs and expenses	1,962,124	37,389		—		(532,796)		69,874		1,536,591

Operating income (loss)	(1,415,515)	131,288		—		421,749		(69,874)		(932,352)
Other income (expense):
Interest expense	(73,492)	—		—		(2,866	)(7)	(12,131	)(11)	(97,578)
								(9,089	)(12)
Gain on derivative financial instruments	66,133	—		—		(3,617	)(8)	—		62,516
Other income	969	—		—		—		—		969
Equity income	28,620	—		(28,929	)(2)	—		—		(309)

Total other income (expense)	22,230	—		(28,929)		(6,483)		(21,220)		(34,402)

Income (loss) before income taxes	(1,393,285)	131,288		(28,929)		415,266		(91,094)		(966,754)
Income tax expense	—	—		—		—		—		—

Net income (loss)	$(1,393,285)	$131,288		$(28,929)		$415,266		$(91,094)		$(966,754)

Earnings (loss) per common share:
Basic:
Net loss	$(6.50)									$(4.51)

Weighted average common shares outstanding	214,321									214,321

Diluted:
Net loss	$(6.50)									$(4.51)

Weighted average common and common equivalent shares outstanding	214,321									214,321

See accompanying notes.

(1)	Historical revenues and direct operating expenses for the oil and natural gas properties acquired from Chesapeake. These historical results were derived from the audited statement of revenues and direct operating expenses of the acquired Chesapeake properties for the year ended December 31, 2012.
(2)	Pro forma adjustment to reflect the reduction in equity income as a result of the TGGT transaction. The equity interest acquired in Azure will be accounted for as a cost method investment and therefore our share of equity income was not included in this adjustment.
(3)	Pro forma adjustment to reflect the contribution of 74.5% of our interest in conventional oil and natural gas properties to the EXCO/HGI Partnership, and the EXCO/HGI Partnership’s acquisition of shallow Cotton Valley assets from BG Group.
(4)	Pro forma adjustment to reflect proportionate elimination of the write-down in the carrying value of oil and natural gas properties contributed to the EXCO/HGI Partnership resulting from the full cost pool ceiling limitation test at December 31, 2012 based upon the relative fair value of the assets sold as compared to the fair value of the assets retained.
(5)	Pro forma adjustment to eliminate 74.5% of accretion of discount on asset retirement obligations attributable to the assets contributed to the EXCO/HGI Partnership, and the additional accretion of discount on asset retirement obligations attributable to the EXCO/HGI Partnership’s acquisition of shallow Cotton Valley assets from BG Group.
(6)	Pro forma adjustment to eliminate general and administrative expenses for 74.5% of estimated costs of personnel and other administrative services attributable to the EXCO/HGI Partnership pursuant to an ASA executed upon formation of the EXCO/HGI Partnership.
(7)	Pro forma adjustment to reflect EXCO’s 25.5% proportionate share of EXCO/HGI Partnership interest expense (2.7% interest rate) and amortization of deferred financing costs related the EXCO/HGI Partnership Credit Agreement.
(8)	Pro forma adjustment to eliminate gain on derivative financial instruments attributable to 74.5% of the natural gas swap contracts novated to the EXCO/HGI Partnership.
(9)	Pro forma adjustment to depletion, depreciation and amortization on a consolidated basis as a result of the formation of the EXCO/HGI Partnership, sale of undeveloped properties to KKR, and the acquisition of oil and natural gas properties from Chesapeake.
(10)	Pro forma adjustment to reflect accretion of discount on asset retirement obligations attributable to the oil and natural gas properties acquired from Chesapeake.
(11)	Pro forma adjustment to reflect incremental interest expense on a consolidated basis as a result of the amendment to the EXCO Resources Credit Agreement (interest rate of 3.7% on the revolving commitment and 5.0% on the term loan) and the changes in outstanding borrowings as a result the formation of the EXCO/HGI Partnership, acquisition of oil and natural gas properties from Chesapeake, sale of undeveloped properties to KKR, and TGGT Transaction. The average interest rate on the revolving commitment used in the calculation of this adjustment included the additional 100 bps per annum related to the asset sale requirement under the EXCO Resources Credit Agreement.
(12)	Pro forma adjustment to reflect an increase in interest expense for the amortization of deferred financing costs associated with the EXCO Resources Credit Agreement.